UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BASELINE OIL & GAS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BASELINE OIL & GAS CORP.

411 North Sam Houston Parkway East, Suite 300

Houston, Texas 77060

June     , 2008

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2008 Annual Stockholders’ Meeting to be held at 411 North Sam Houston Parkway East, 4th floor, Houston, Texas 77060 on Wednesday, July 9, 2008, at 10:00 a.m. local time.

We have attached a Notice of Annual Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting. A copy of our 2007 Annual Report to Stockholders is also enclosed.

In addition to acting on the matters listed in the Notice, we will discuss our progress and you will be given an opportunity to ask questions of general interest to all stockholders.

We hope that you will come to the annual meeting in person. Even if you plan to come, we strongly encourage you to complete the enclosed proxy and return it to us in the enclosed business reply envelope. Instructions are shown on your proxy. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

Thomas Kaetzer

Chairman

BASELINE OIL & GAS CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	• Wednesday, July 9, 2008, at 10:00 a.m. Central Time

PLACE	• 411 North Sam Houston Parkway East, 4th floor, Houston,

         Texas 77060

PURPOSES	• To elect our Directors;

•	To increase the number of shares of common stock that we are presently authorized to issue from 140,000,000 to 300,000,000;

•	To amend our Articles of Incorporation, providing for an increase to the number of shares of common stock that we are presently authorized to issue from 140,000,000 to 300,000,000; and

•	To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	• You can vote if you were a stockholder of record

         at the close of business on June 2, 2008.

By order of the Board of Directors,

Patrick H. McGarey Secretary

June     , 2008

Houston, Texas

BASELINE OIL & GAS CORP.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Baseline Oil & Gas Corp. (OTCBB: BOGA.OB) of proxies to be used at our annual meeting of stockholders to be held on July 9, 2008, and at any adjournment or postponement of the meeting. “We”, “our”, “us”, the “Company” and “Baseline” all refer to Baseline Oil & Gas Corp. The proxy materials are first being mailed on or about June     , 2008.

Who may vote

You will be entitled to vote at the annual meeting only if our records show that you held your shares of our common stock on June 2, 2008 (the “Record Date”). At the close of business on May 28, 2008, a total of 34,462,282 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by proxy

If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. Of course, you can always come to the meeting and vote your shares in person.

The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares:

•	FOR each person named in this Proxy Statement as a nominee for election to our Board of Directors; and

•	FOR the amendment to our Articles of Incorporation, increasing the authorized number of shares of our common stock to 300,000,000.

How to revoke your proxy

You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the annual meeting.

•	by delivering to our Company Secretary at our executive offices, on or prior to the annual meeting, written instructions revoking your proxy.

•	by delivering to our Company Secretary at our executive offices, on or prior to the annual meeting, an executed proxy bearing a later date.

•	by voting in person at the annual meeting.

How votes will be counted

Quorum

The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker “non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Voting on Proposals

All shares of our common stock represented by properly executed proxies received before or at the annual meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the election of the Director nominees and FOR the approval and adoption of the amendment to our Articles of Incorporation, as well as FOR any adjournment or postponement of the annual meeting.

Directors will be elected by a plurality of the votes cast at the annual meeting.

The amendment to our Articles of Incorporation to increase the authorized number of our common stock will be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the annual meeting. An abstention or “broker non-vote” will have the same effect as a vote AGAINST approval and adoption of the amendment.

The affirmative vote of a majority of the votes cast is also required to approve all other matters voted on at the meeting.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors has three (3) members. Each current Board of Directors member is standing for re-election, to hold office until the next Annual Meeting of Stockholders.

Your proxy will be voted FOR the election of the three (3) nominees named below, unless you withhold authority to vote for any or all of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. The Board of Directors nominated each of the candidates for election. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE (3) NOMINEES NAMED BELOW TO SERVE AS MEMBERS OF OUR BOARD OR DIRECTORS, TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR HIS OR HER EARLIER TERMINATION OR RESIGNATION.

Nominees for Director

The following sets forth information concerning the three (3) nominees for election as directors at the annual meeting, including information as to each nominee’s age as of May 28, 2008, position with our Company and business experience during the past five years.

Mr. Thomas Kaetzer, age 49, has served as Chairman of our Board of Directors since March 21, 2007. Mr. Kaetzer also serves as our Chief Executive Officer, a position he has also held since March 21, 2007. He previously was our president and chief operating officer, titles he held since December 2006. Mr. Kaetzer began his career with Texaco Inc., where, from 1981 to 1995, he held various positions. In 1995, Mr. Kaetzer left Texaco and worked for Vastar Resources Inc., a major independent oil and gas company. In 1996 Mr. Kaetzer formed Southwest Texas Oil & Gas Co., which subsequently merged into GulfWest Energy Inc. in 1998. Mr. Kaetzer served as President/Chief Operating Officer of GulfWest from 1999 to 2004, and as Vice President of Operations for its successor, Crimson Exploration Inc., from 2005 to July 2006. From August 2006 to immediately prior to joining Baseline, Mr. Kaetzer worked as a consultant to several companies in the oil and gas industry. Mr. Kaetzer earned a B.S. degree in Civil Engineering from the University of Illinois in 1981 and an M.S. degree in Petroleum Engineering from Tulane University in 1988.

Mr. Richard d’Abo, age 52, has served as a director of our Company since January 17, 2006. He is presently a transaction partner at The Yucaipa Companies, a private equity firm focused on consolidating companies within the supermarket industry. From 1995 through 2003, Mr. d’Abo was a private investor, and served as a consultant to numerous companies both public and private regarding acquisitions and related financings. From 1988 to 1994, Mr. d’Abo was a partner at The Yucaipa Companies and was instrumental in the creation of financing structures for a number of acquisitions.

Mr. Alan Gaines, age 52, has served as a director of our Company since April 2005. He also served as our Vice Chairman from April 2005 until August 2007. He is currently the Chairman of the Board of Directors of Dune Energy, Inc. (AMEX: DNE), an independent, publicly traded oil and gas company engaged in the development, exploration and acquisition of oil and gas properties. From April 2005 until September 2007, he served as Chief Executive Officer of ABC Funding, Inc. (OTC: AFDG.OB), a publicly-traded company with no current operations and nominal assets. Mr. Gaines currently serves on the Board of Directors of both Dune Energy, Inc. and ABC Funding, Inc. Mr. Gaines has over 25 years of experience as an energy investment and merchant banker. In 1983, he co-founded Gaines, Berland Inc., an investment bank and brokerage firm, specializing in global energy markets, with particular emphasis given to small to medium capitalization companies involved in exploration and production, pipelines, refining and marketing, and oilfield services. Mr. Gaines holds a B.B.A. degree in Finance from Baruch College, and an MBA degree in Finance (with distinction) from Zarb School, Hofstra University School of Graduate Management.

Nomination Procedure

The rules of the OTC Bulletin Board, on which automated system our common stock is currently traded, does not require that we establish or maintain a nominations committee. Currently the Board of Directors identifies and selects director nominees for election at our annual meetings or for fulfilling vacancy(ies) on the Board of Directors, based upon qualifying criteria established by the Board of Directors.

Under such criteria, directors are expected to bring a range of experience, knowledge and judgment and to act with integrity and commitment to our Company, our business plans and long-term stockholder value. Directors are also expected to have relevant business and industry experience in order to provide a useful perspective on significant risks and competitive issues facing us, and in particular, to demonstrate competence in one or more of the following areas: accounting or finance, markets, business or management experience, oil and gas industry knowledge, end user experience or perspective, crisis management, or leadership and strategic planning. Directors will also be expected to become familiar with the qualitative requirements necessary to serve as a director of a corporation engaged in the oil and gas industry.

Candidates for director may come to the attention of the Board of Directors through current board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board of Directors, and may be considered at any point during the year.

The Board of Directors will consider stockholder nominations properly submitted directly to the Board of Directors c/o our Company address following verification of the stockholder status of any persons proposing candidates. Any recommendations are considered by the Board of Directors at a regularly scheduled meeting prior to the issuance of the proxy statement for our annual meeting of stockholders. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Board of Directors. The Board of Directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Board of Directors seeks to achieve those qualifications outlined elsewhere in this proxy statement and set forth in the committee’s charter.

The Board of Directors will consider stockholder nominations properly submitted at our Company’s next annual meeting in accordance with the procedure set forth on the last page of this proxy statement and the regulations promulgated by the Securities and Exchange Commission.

Although the Board of Directors will consider candidates recommended by stockholders, it may determine not to nominate those candidates for election to the Board of Directors.

Directors Compensation

Commencing January 1, 2008, our non-employee directors are entitled to receive $6,500 for each fiscal quarter. From July 1, 2007 to December 31, 2007, our non-employee directors received $5,000 for each fiscal quarter. Prior to July 1, 2007, we did not pay any cash compensation to members of our board of directors for their services as directors.

We also reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings. Directors may also eligible to receive stock options offered by our Company from time to time.

Set forth in the chart below is compensation received by our directors for the fiscal year ended December 31, 2007:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (4) ($) (c)	Option Awards ($) (d)		Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Thomas R. Kaetzer, Chairman	—	—	—		—	—	—	0
Richard D’Abo	$10,000	—	$73,844	(1)	—	—	—	$83,844
Alan D. Gaines	$10,000	—	—		—	—	—	$10,000

(1)	Represents five-year stock options granted on August 3, 2007 to Mr. d’Abo, an outside director, exercisable for up to 150,000 shares of common stock at an exercise price of $0.55. The closing sale price per share of our common stock, as reported by the OTC Bulletin Board on August 3, 2007, was $0.55.

Board of Directors Independence

The OTC Bulletin Board does not maintain director independence standards.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (“Code of Conduct and Ethics”) that applies to all our directors, officers and employees, including our Chairman, Chief Executive Officer and Chief Financial Officer. A copy of our current Code of Conduct and Ethics is attached as Exhibit 14.1 to the amendment of our annual report on Form 10-K/A filed with the Securities and Exchange Commission on April 25, 2008. All documents which we have filed on the Securities and Exchange Commission’s EDGAR system are available for retrieval at the Commission’s website at www.sec.gov, as well as available to the public from commercial document retrieval services. You may also obtain a copy of our Code of Conduct and Ethics at no cost, by writing or telephoning us at: Baseline Oil & Gas Corp., 411 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060 (Tel: 281-591-6100). We undertake to make all disclosures that are required by law and the rules of the OTC Bulletin Board, where our common stock is currently traded, governing amendments to, or waivers from, any provision of the Code of Conduct and Ethics.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of our Company’s Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s).

Board of Directors meetings and committee meetings

During 2007, our Board of Directors held five (5) meetings and acted by unanimous written consent on one (1) occasion. During 2007, each Director attended not less than 75% of the aggregate total number of Board of Directors meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers and beneficial owners of more than 10% of our common stock, or “reporting persons” to file with the Securities and Exchange Commission (the “SEC”) reports of their holdings of, and transactions in, our common stock. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2007 on a timely basis, except for the Form 3 of Randal McDonald, our Controller, filed on April 24, 2008

PROPOSAL TWO

AMENDMENT TO ARTICLES OF INCORPORATION

TO INCREASE NUMBER OF AUTHORIZED

SHARES OF COMMON STOCK

The Board of Directors has approved a resolution to amend our Articles of Incorporation (the “Articles”) to increase the number of authorized shares of Common Stock from 140,000,000 to 300,000,000 (the “Amendment”). The Amendment does not affect the number of shares of Preferred Stock currently authorized under our Articles, which remains unchanged at 10,000,000 shares.

The proposed amendment would replace the first sentence of Article III of the Articles with the following sentence:

“The total number of shares that the corporation shall have the authority to issue is 310,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

If the Amendment is approved by at least a majority of our outstanding shares entitled to vote at the Record Date, the Amendment will become effective upon the filing of Certificate of Amendment of the Articles of Incorporation with the Secretary of State of the State of Nevada, which filing is expected to occur promptly after our Annual Meeting. Thereafter, the additional shares may be issued from time to time by action of our Board of Directors on such terms and for such purposes as our Board of Directors may consider appropriate from time to time.

Current Capital Structure

Under Nevada law, we may only issue shares of capital stock to the extent such shares have been authorized under the Articles. The Articles currently authorize us to issue 140,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of May 28, 2008, there were 34,462,282 shares of Common Stock issued and outstanding and 91,757,145 shares of Common Stock underlying our outstanding warrants, options and 14% Senior Subordinated Convertible Secured Notes due 2013. After accounting for the above, a balance of 13,780,573 authorized but unissued shares of Common Stock would be available for issuance under the Articles.

No shares of Preferred Stock were issued and outstanding or reserved for issuance as of May 28, 2008.

Reasons for Amendment

We believe that this increase in the number of our presently authorized shares is appropriate and in the best interests of our Company.

Currently we have only a limited amount of authorized but unissued shares of Common Stock available for issuance after accounting for those shares currently outstanding and issuable upon exercise or conversion of our outstanding options, warrants and convertible notes. In addition, the number of shares of Common Stock underlying our outstanding warrants and convertible notes are subject to adjustment in certain circumstances, and we may have to issue substantially more shares of Common Stock under these instruments. Certain of our outstanding warrants provide for the exercise price at which the warrants are exercisable to be adjusted downwards in the event that we issue future shares or derivative instruments exercisable for less than $0.50 per share. Likewise, our convertible notes contain provisions pursuant to which the number of shares of Common Stock issuable upon conversion may increase. For example, a reset provision provides that, if the volume weighted average price of our Common Stock for the 30 trading days up to and including December 31, 2008 is less than $0.63 then, effective as of January 1, 2009, the conversion price of our convertible notes will decrease to the higher of (A) $0.44 or (B) the volume weighted average price of our common stock for the 30 trading days up to and including December 31, 2008 plus 5%. At May 28, 2008, the last sale price of our Common Stock on the OTC Bulletin Board was $0.45. In addition, the number of shares of Common Stock issuable under the convertible notes may increase as a result of us paying interest accruing semi-annually thereon in the form of PIK notes. Any increase in the number of shares of Common Stock to be reserved for issuance upon exercise of conversion of our outstanding derivative securities reduces the shares available for issuance by us in the future.

Increasing the number of shares of Common Stock authorized and available for future issuance would also afford us with the requisite flexibility to issue a higher percentage of equity than debt in connection with any potential transaction. Such potential transaction could involve, among other things, issuing shares of our Common Stock in order to (i) raise capital to finance a potential acquisition, (ii) issue shares of our Common Stock directly to a seller in a potential acquisition, (iii) raise capital to refinance all or a portion of our existing credit facility or indentures and/or (iv) raise capital to accelerate our drilling program and provide general working capital.

Except as provided above with respect to additional shares of Common Stock that may be issuable pursuant to our outstanding warrants and convertible notes under certain circumstances, we presently have no plans, understandings, commitments, agreements, or undertakings to issue any of the authorized shares of Common Stock that would be newly available for any specific purpose, including any future acquisitions and/or financings.

Since adoption of the Amendment would result in the number of authorized shares of our Common Stock to be increased to 300,000,000, the issuance in the future of any such authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

Release No. 34-15230 of the staff of the Securities and Exchange Commission (the “Commission”) requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. However, the proposed increased in the number of shares of authorized Common Stock is not the result of any such specific effort; rather, as indicated above, the purpose of the increase in the number of shares of authorized Common Stock is to provide our management with the ability to issue shares for future acquisition, financing and operational possibilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of our Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, we have no intent or plan to employ the additional unissued authorized shares as an anti-takeover device. As a consequence, the increase in authorized Common Stock may make it more difficult for, prevent or deter a third party from acquiring control of our Company or changing our board of directors and management, as well as inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. We currently have no such provisions in any of our governing documents.

As summarized below, provisions of our Articles of Incorporation and by-laws and applicable provisions of the Nevada Revised Statutes governing profit corporations may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our Company or changing our board of directors and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in our Company’s control or in our management.

Undesignated Preferred Stock. Our Articles of Incorporation authorize issuance of shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of

Directors. Our Board of Directors can also fix the number of shares constituting a series of preferred stock, without any further vote or action by our stockholders. The issuance of undesignated preferred stock with voting, conversion or other rights or preferences, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of (i) delaying or preventing a change in control, (ii) causing the market price of our Common Stock to decline or (iii) impairing the voting power and other rights of the holders of our Common Stock.

No Cumulative Voting. Our Articles of Incorporation and bylaws do not provide for cumulative voting in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for another party to obtain control of us by replacing our Board of Directors.

Required Vote and Board of Directors Recommendation

Approval of the proposed Amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock outstanding on the Record Date. The persons named in the accompanying proxy will vote in accordance with the choice specified on the proxy, or, if no choice is properly indicated, in favor of the adoption of the proposed Amendment. Abstentions and broker non-votes will have the same effect as a vote against the proposed Amendment. A failure to vote shares will also have the effect of a vote against the Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT.

EXECUTIVE OFFICERS AND COMPENSATION

The following table sets forth certain information regarding our current executive officers at May 28, 2008:

Name	Age	Position
Thomas R. Kaetzer	49	Chairman, Chief Executive Officer and President
Patrick H. McGarey	50	Chief Financial Officer
Randal B. McDonald, Jr.	50	Controller

The business experience of the current executive officers of our Company is set forth below:

Thomas R. Kaetzer. Mr. Kaetzer was promoted to Chairman and Chief Executive Officer of our Company on March 21, 2007. He previously was our president and chief operating officer, titles he held since December 2006. Mr. Kaetzer began his career with Texaco Inc., where, from 1981 to 1995, he held various positions. In 1995, Mr. Kaetzer left Texaco and worked for Vastar Resources Inc., a major independent oil and gas company. In 1996 Mr. Kaetzer formed Southwest Texas Oil & Gas Co., which subsequently merged into GulfWest Energy Inc. in 1998. Mr. Kaetzer served as President/Chief Operating Officer of GulfWest from 1999 to 2004, and as Vice President of Operations for its successor, Crimson Exploration Inc., from 2005 to July 2006. From August 2006 to immediately prior to joining Baseline, Mr. Kaetzer worked as a consultant to several companies in the oil and gas industry. Mr. Kaetzer earned a B.S. degree in Civil Engineering from the University of Illinois in 1981 and an M.S. degree in Petroleum Engineering from Tulane University in 1988.

Patrick H. McGarey. Mr. McGarey has served as Chief Financial Officer since August 16, 2007. From 2004 until May 2007, he served as Executive Vice President – Finance, Planning and Corporate Development at Goldking Energy Corporation, a private exploration and production company sold to Dune Energy, Inc. (AMEX: DNE) in May 2007. During 2003, Mr. McGarey was principal of his own firm, Energy Growth & Value, LLC, which specialized in sourcing debt and equity capital for energy projects. From 1998 through 2002, he served in a variety of managerial roles within the Energy Capital and Structured Finance business units of The Williams Companies, in Houston, Texas. Prior to 1998, Mr. McGarey worked in commercial and investment banking, focusing on the energy industry. He began his career as a petroleum engineer with Texaco. Mr. McGarey has a B.S. degree in Civil Engineering from Virginia Polytechnic Institute and State University and an MBA degree from Loyola Marymount University in Los Angeles.

Randal B. McDonald, Jr. Mr. McDonald has served as Controller since October 1, 2007. Prior to October 1, 2007, he performed contract accounting work for us from April 1, 2007 until September 30, 2007. From May 1, 1998 until September 30, 2007, Mr. McDonald served as Chief Financial Officer of VTEX Energy, Inc. (OTCBB: VXEN), an independent, publicly traded oil and gas exploration and production company. He also served on the board of directors of VTEX Energy, Inc. during this period. Mr. McDonald has a B.B.A. degree in Accounting from the University of Texas at Austin.

Executive Compensation.

Although the OTC Bulletin Board does not require that we establish or maintain a compensation committee, historically our non-employee Directors have provided oversight of management’s decisions regarding the compensation of all other executive officers and other employees, including recommendations relating to the compensation of our Chief Executive Officer.

Set forth in the chart below is the compensation received by our Chief Executive Officer, our two most highly compensated officers other than the Chief Executive Officer, as well as the two most highly compensated former officers (collectively, the “Named Executive Officers”), at our fiscal years ended December 31, 2007 and December 31, 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards ($)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total ($)
Thomas R. Kaetzer, Chairman, Chief Executive Officer and President(1)	2007	$190,000		$50,000	—	—		—	—	$240,000
	2006	15,833	(2)	—	—	987,204	(3)	—	—	1,003,037

Patrick H. McGarey, Chief Financial Officer(4)	2007	61,875	(5)	500	—	757,826	(6)	—	—	820,281

Randal B. McDonald, Jr. Controller(7)	2007	37,500	(8)	750	—	25,870	(9)	—	—	64,120

Richard M. Cohen, Chief Financial Officer(10)	2007	56,219	(11)	—	—	55,371	(12)	—	—	111,950
	2006	90,000		—	—	—		—	—	0

Barrie Damson, Chairman and Chief Executive Officer(13)	2007	0		—	—	—		—	—	0
	2006	0		—	—	—		—	—	0

(1)	Mr. Kaetzer became our President and Chief Operating Officer as of December 5, 2006. He was also appointed Chairman and Chief Executive Officer on March 21, 2007, upon the resignation of Mr. Damson.
(2)	In 2006 Mr. Kaetzer was paid an amount equal to one month’s salary at his then annualized salary of $190,000 as provided for in his employment agreement.
(3)	Represents options granted December 20, 2006 to purchase (i) up to 1,000,000 shares of our common stock at an exercise price of $0.50 per share, (ii) up to 500,000 shares of our common stock at an exercise price of $0.60 per share and (iii) up to 500,000 shares of our common stock at an exercise price of $1.00 per share, each option of which is subject to a vesting schedule, as follows: (i) up to one-third of the underlying common stock exercisable at any time from and after December 20, 2006; (ii) up to an additional one-third of the underlying common stock exercisable at any time from and after December 20, 2007; and (iii) up to the remaining one-third of the underlying common stock exercisable at any time from and after December 20, 2008; provided, that Mr. Kaetzer’s employment has not been terminated by us for cause or by Mr. Kaetzer without good reason.
(4)	Mr. McGarey was hired as our Chief Financial Officer effective as of August 16, 2007.
(5)	In 2007 Mr. McGarey was paid an amount equal to 137 days’ salary at his then annual salary of $165,000 as provided for in his employment agreement, or 37.5%.
(6)	Represents options granted August 3, 2007 to purchase (i) up to 500,000 shares of our common stock at an exercise price of $0.55 per share, (ii) up to 500,000 shares of our common stock at an exercise price of $0.825 per share and (iii) up to 500,000 shares of our common stock at an exercise price of $1.10 per share, each option of which is subject to a vesting schedule, as follows: (i) up to one-third of the underlying common stock exercisable at any time from and after August 3, 2007; (ii) up to an additional one-third of the underlying common stock exercisable at any time from and after August 3, 2008; and (iii) up to the remaining one-third of the underlying common stock exercisable at any time from and after August 3, 2009; provided, that Mr. McGarey’s employment has not been terminated by us for cause or by Mr. McGarey without good reason.
(7)	Mr. McDonald became our Controller as of October 1, 2007.
(8)	Represents 3 months’ base salary, commencing October 1, 2007 at his then annual salary of $150,000. From April 1, 2007 to September 30, 2007, Mr. McDonald was engaged by our Company to do contract accounting work, for which services he received $46,000.

(9)

Represents option granted August 3, 2007 to purchase up to 50,000 shares of our common stock at an exercise price of $0.55 per share, which option vests as to 1/3rd of such underlying shares on each of August 3, 2008, 2009 and 2010.

(10)	Mr. Cohen became our Chief Financial Officer in December 2005, at which time he received a salary of $7,500 per month. Mr. Cohen stepped down as Chief Financial Officer in August 2007 upon the hiring of Mr. McGarey.
(11)	In 2007 Mr. Cohen was paid an amount equal to 228 days’ salary at his then annualized salary of $90,000.
(12)	Represents option granted January 4, 2007 currently exercisable to purchase up to 100,000 shares of our common stock at an exercise price of $0.56 per share.
(13)	Mr. Damson joined our board of directors and became our Chairman and Chief Executive Officer as of February 1, 2006. Mr. Damson resigned as Chairman and Chief Executive Officer, effective March 21, 2007.

Set forth in the chart below are the outstanding equity awards held by our Named Executive Officers at our fiscal year ended December 31, 2007:

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Thomas R. Kaetzer, Chairman, President and Chief Operating Officer(1)	666,666	(2)	333,334	(2)	$0.50	December 20, 2011
	333,333	(2)	166,667	(2)	0.60	December 20, 2011
	333,333	(2)	166,667	(2)	1.00	December 20, 2011

Patrick H. McGarey, Chief Financial Officer(3)	166,666	(4)	333,334	(4)	0.55	August 3, 2012
	166,666	(4)	333,334	(4)	0.825	August 3, 2012
	166,666	(4)	333,334	(4)	1.10	August 3, 2012

Randal B. McDonald, Jr. Controller(5)	0		50,000	(6)	0.55	August 3, 2012

Richard M. Cohen, Chief Financial Officer(7)	175,000		0		0.94	December 26, 2010
	100,000		0		0.56	January 4, 2012

Barrie Damson, Chief Executive Officer(8)	1,730,000	(9)	0		0.05	April 28, 2010

(1)	Mr. Kaetzer was hired as President and Chief Operating Officer on December 5, 2006. He was appointed as Chairman and Chief Executive Officer on March 21, 2007.
(2)	Options shall vest and be exercised in whole or in part, as follows: (i) up to one-third of the underlying common stock at any time from and after December 20, 2006; (ii) up to an additional one-third of the underlying common stock at any time from and after December 20, 2007; and (iii) up to the remaining one-third of the underlying common stock at any time from and after December 20, 2008, provided, that Mr. Kaetzer’s employment has not been terminated by us for cause or by Mr. Kaetzer without good reason.
(3)	Mr. McGarey was hired as our Chief Financial Officer, effective as of August 16, 2007.
(4)	Options shall vest and be exercised in whole or in part, as follows: (i) up to one-third of the underlying common stock at any time from and after August 3, 2007; (ii) up to an additional one-third of the underlying common stock at any time from and after August 3, 2007; and (iii) up to the remaining one-third of the underlying common stock at any time from and after August 3, 2008, provided, that Mr. McGarey’s employment has not been terminated by us for cause or by Mr. McGarey without good reason.
(5)	Mr. McDonald became our Controller as of October 1, 2007.
(6)	Option shall vest and be exercised in whole or in part, as follows: (i) up to one-third of the underlying common stock at any time from and after August 3, 2008; (ii) up to an additional one-third of the underlying common stock at any time from and after August 3, 2009; and (iii) up to the remaining one-third of the underlying common stock at any time from and after August 3, 2010, provided, that Mr. McDonald’s employment has not been terminated for any reason.
(7)	Mr. Cohen stepped down as Chief Financial Officer in August 2007.
(8)	Mr. Damson resigned as Chairman and Chief Executive Officer, effective March 21, 2007.
(9)	Option grants awarded on April 29, 2005 to purchase initially up to 6,000,000 shares of our common stock, at an exercise price of $0.05 per share, which amount of shares was adjusted to reflect the subsequent cancellations of options with respect to the purchase of 4,270,000 shares of our common stock in the aggregate since December 20, 2006.

Employment Agreements

Thomas R. Kaetzer Employment Agreement.

Mr. Kaetzer’s employment agreement was entered into December 20, 2006 and is for an initial term of two years, expiring on December 30, 2008 unless earlier terminated or extended under the terms of such agreement. No more than one hundred twenty (120) days or less than sixty (60) days prior to the expiration of the initial term, our Company and Mr. Kaetzer may agree in writing to extend his employment agreement for an additional term. If no agreement is reached as to an extension, the employment agreement will terminate at the end of the initial term.

Under the employment agreement, Mr. Kaetzer serves as our President and Chief Operating Officer, effective as of December 5, 2006. Mr. Kaetzer was appointed to serve also as our Chairman and Chief Executive Officer on March 21, 2007 and, except for his title, his employment agreement continues to govern the terms of his employment.

Pursuant to the agreement, Mr. Kaetzer receives a base salary of $190,000 per annum. During the term of the agreement, Mr. Kaetzer was eligible, and did receive, a performance bonus of $50,000 at the end of his first year of employment. In addition, during the second year of his employment and thereafter (if his employment is extended), he may be entitled to additional performance bonuses, solely at the discretion of our board of directors. Effective January 1, 2008, Mr. Kaetzer’s base salary was increased to $235,000 per annum. Mr. Kaetzer is further eligible under his employment agreement to participate, subject to any eligibility, co-payment and waiting period requirements, in all employee health and/or benefit plans offered or made available to our executive officers.

In addition, his employment agreement provided for us to issue to him three non-qualified stock options to purchase (i) up to 1,000,000 shares of our common stock, at an exercise price of $0.50 per share, (ii) up to 500,000 shares, at an exercise price of $0.60 per share and (iii) up to 500,000 shares, at an exercise price of $1.00 per share. Each option is exercisable as to one third of the optioned shares on each of the grant date and the first and second anniversary dates thereafter. Each such option agreement provides that if Mr. Kaetzer’s employment is terminated by us for cause or by Mr. Kaetzer without good reason, unvested options shall immediately be forfeited, and that if his employment is terminated by us without cause or voluntarily by Mr. Kaetzer with good reason, optioned shares that would have vested on the next vesting date will immediately vest and become exercisable in proportion to the number of months he was employed during the 12-month period following the immediately preceding vesting date.

Upon termination of Mr. Kaetzer’s employment by us other than for cause or by Mr. Kaetzer for specified “good reasons,” including a diminution of his authority and duties, change of control or a required relocation of his residence outside the State of Texas, Mr. Kaetzer will be entitled to receive from us: (i) a severance payment equal to 12-months of his then-current base salary plus pro rata bonus and fringe benefits otherwise due at time of termination; (ii) any unpaid bonus from preceding year of employment; and (iii) accrued but unused vacation days during the year such termination occurs.

In the event Mr. Kaetzer’s employment is terminated, unless such termination is without cause or due to a resignation for “good reason,” Mr. Kaetzer has agreed that, during the respective term of his employment and for a one-year period after his termination, not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within a 10 mile radius from any property that we then have an ownership, leasehold or participation interest. He is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

Patrick H. McGarey Employment Agreement.

Mr. McGarey’s employment agreement was entered into August 3, 2007 and is for an initial term of two years, expiring on August 16, 2009 unless earlier terminated or extended under the terms of such agreement. No more than one hundred twenty (120) days or less than sixty (60) days prior to the expiration of the initial term, our Company and Mr. McGarey may agree in writing to extend his employment agreement for an additional term. If no agreement is reached as to an extension, the employment agreement will terminate at the end of the initial term.

Under the employment agreement, Mr. McGarey serves as our Chief Financial Officer, effective August 16, 2007. Pursuant to the agreement, Mr. McGarey receives a base salary of $165,000 per annum. During the term of the agreement, Mr. McGarey is entitled to a performance bonus of $33,000 if he is still employed by us at August 16, 2008, which amount is payable on or before September 15, 2008, and a discretionary bonus for each year thereafter during the term of his employment. Effective January 1, 2008, Mr. McGarey’s base salary was increased to $200,000 per annum. Mr. McGarey is further eligible under his employment agreement to participate, subject to any eligibility, co-payment and waiting period requirements, in all employee health and/or benefit plans offered or made available to our executive officers.

In addition, his employment agreement provided for us to grant him three separate stock options to purchase (i) up to 500,000 shares of our common stock, at an exercise price of $0.55 per share, (ii) up to 500,000 shares, at an exercise price of $0.825 per share and (iii) up to 500,000 shares, at an exercise price of $1.10 per share. Each option is exercisable as to one third of the optioned shares on each of the grant date and the first and second anniversary dates thereafter. Each such option agreement provides that if Mr. McGarey’s employment is terminated by us for cause or by Mr. McGarey without good reason, unvested options shall immediately be forfeited, and that if his employment is terminated by us without cause or voluntarily by Mr. McGarey with good reason, optioned shares that would have vested on the next vesting date will immediately vest and become exercisable in proportion to the number of months he was employed during the 12-month period following the immediately preceding vesting date. Upon a “change of control,” unvested optioned shares shall be accelerated and become immediately exercisable.

Upon termination of Mr. McGarey’s employment by us other than for cause or by Mr. McGarey for specified “good reasons,” including a diminution of his authority and duties, change in control or a required relocation of his residence outside the State of Texas, Mr. McGarey will be entitled to receive from us: (i) a severance payment equal to 12-months of his then-current base salary plus pro rata bonus and fringe benefits otherwise due at time of termination; (ii) any unpaid bonus from preceding year of employment; and (iii) accrued but unused vacation days during the year such termination occurs.

In the event Mr. McGarey’s employment is terminated, unless such termination is without cause or due to a resignation for “good reason,” Mr. McGarey has agreed that, during the respective term of his employment and for a one-year period after his termination, not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within a 10 mile radius from any property that we then have an ownership, leasehold or participation interest. He is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 28, 2008 by (i) each of our current directors and executive officers, as well as the two most highly compensated former officers during our 2007 fiscal year; (ii) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our common stock; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount(2)		Percent of Class(2)(3)
Thomas R. Kaetzer (Chairman, Chief Executive Officer and President)	1,338,330	(4)(5)	3.9%

Patrick H. McGarey (Chief Financial Officer)	499,998	(6)	1.4%

Randal B. McDonald, Jr. (Controller)	0	(7)	*

Alan D. Gaines (Director)	7,664,250	(8)	21.1%

Richard d’Abo (Director)	1,336,000	(9)	3.8%

Barrie Damson(10)	6,849,250	(8)	18.9%

Richard M. Cohen(11)	475,000	(12)	1.4%

Cura Compass Master Fund, Ltd.(13)	2,777,778	(14)(15)	7.5%

Kenmont Special Opportunities Master Fund, L.P.(16)	2,500,000	(15)(17)	6.8%

Whitebox Advisors, LLC(18)	7,180,400	(15)(19)	17.2%

Ramius Capital Group LLC(20)	2,083,500	(15)(21)	5.7%

Lakewood Group LLC(22)	3,000,000	(23)	8.0%

All Officers and Directors as a Group (5 persons)	10,838,578	(4)-(9)	28.1%

(*)	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner reported above is c/o Baseline Oil & Gas Corp., 411 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 28, 2008. Each beneficial owner’s percentage ownership is determined by assuming that options and warrants that are held by such person (but not held by any other person), and which are exercisable within 60 days from May 28, 2008, have been exercised.
(3)	At April 25, 2008, a total of 34,462,282 shares of our common stock were issued and outstanding.
(4)	Refers to options to purchase (i) up to 1,000,000 shares of our common stock at an exercise price of $0.50 per share, of which 666,666 underlying shares are currently vested, (ii) up to 500,000 shares of our common stock at an exercise price of $0.60 per share, of which 333,333 shares are currently vested, and (iii) up to 500,000 shares of our common stock at an exercise price of $1.00 per share, of which 333,333 shares are currently vested. Each option is subject to a vesting schedule, as follows: (i) up to one-third of the underlying common stock exercisable at any time from and after December 20, 2006, (ii) up to an additional one-third of the underlying common stock exercisable at any time from and after December 20, 2007, and (iii) up to the remaining one-third of the underlying common stock exercisable at any time from and after December 20, 2008; provided, that Mr. Kaetzer’s employment has not been terminated by us for cause or by Mr. Kaetzer without good reason.

(5)	Includes 5,000 shares of our common stock held for the benefit of children of Mr. Kaetzer, which Mr. Kaetzer has discretionary authority to vote and accordingly may be deemed to be the beneficial owner thereof. Mr. Kaetzer expressly disclaims any such beneficial ownership of these shares.
(6)	Refers to options to purchase (i) up to 500,000 shares of our common stock at an exercise price of $0.55 per share, of which 166,666 underlying shares are currently vested, (ii) up to 500,000 shares of our common stock at an exercise price of $0.825 per share, of which 166,666 shares are currently vested, and (iii) up to 500,000 shares of our common stock at an exercise price of $1.10 per share, of which 166,666 shares are currently vested. Each option is subject to a vesting schedule, as follows: (i) up to one-third of the underlying common stock exercisable at any time from and after August 3, 2007, (ii) up to an additional one-third of the underlying common stock exercisable at any time from and after August 3, 2008, and (iii) up to the remaining one-third of the underlying common stock exercisable at any time from and after August 3, 2008; provided, that Mr. McGarey’s employment has not been terminated by us for cause or by Mr. McGarey without good reason.
(7)

Excludes option granted August 3, 2007 to purchase up to 50,000 shares of our common stock at an exercise price of $0.55 per share, which option vests as to 1/3rd of such underlying shares on each of August 3, 2008, 2009 and 2010.

(8)	Includes options currently exercisable to purchase up to 1,730,000 shares of our common stock at an exercise price of $0.05 per share.
(9)	Includes options currently exercisable (i) to purchase up to 250,000 shares of our common stock at an exercise price of $0.05 per share and (ii) to purchase up to 150,000 shares of our common stock at an exercise price of $0.55 per share.
(10)	Beneficial owner’s address is c/o 37 Franklin Street Westport, CT 06880
(11)	Beneficial owner’s address is c/o 3 Park Avenue, 16th floor, New York, NY 10016.
(12)	Includes options currently exercisable (i) to purchase up to 175,000 shares of our common stock at an exercise price of $0.94 per share and (ii) to purchase up to 100,000 shares of our common stock at an exercise price of $0.56 per share
(13)	Beneficial owner’s address is 1270 Avenue of Americas, New York, NY 10020.
(14)	Represents shares of our common stock underlying $2 million principal amount of our 14% Senior Subordinated Convertible Secured Notes due 2013 (the “Notes”), based on an initial conversion price of $0.72 per share as provided in the indenture dated October 1, 2007 governing the Notes. The foregoing information is based upon the Selling Stockholder Questionnaire, dated January 14, 2007 [sic], submitted by beneficial owner to us in connection with our preparation and filing of an amendment to our registration statement on Form SB-2 filed with the SEC on March 6, 2008.
(15)	Does not include additional shares of our common stock issuable upon conversion of additional principal amount of the Notes issued, at our election to holders of record of the Notes on March 15, 2008, as “payment in kind” with respect to interest accruing and payable under the Notes, at an initial interest rate of 14% per annum, for the period from October 1, 2007 through March 31, 2008.
(16)	Beneficial owner’s address is 711 Louisiana, Suite 1750, Houston, TX 77002.
(17)	Represents shares of our common stock underlying $1.8 million principal amount of the Notes, based on an initial conversion price of $0.72 per share as provided in the indenture dated October 1, 2007 governing the Notes. The foregoing information is based upon the Selling Stockholder Questionnaire, dated February 29, 2008, submitted by beneficial owner to us in connection with our preparation and filing of an amendment to our registration statement on Form SB-2 filed with the SEC on March 6, 2008.
(18)	Beneficial owners’ address is c/o Whitebox Advisors, LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416
(19)

Whitebox Advisors, LLC (“Whitebox”), acting as investment adviser to its client, is deemed to beneficially own 7,180,400 shares of our common stock. Whitebox Hedge High Yield Advisors, LLC (“WHHYA”), acting as investment adviser to its clients, beneficially owns 6,038,717 shares of our common stock. Whitebox Hedge High Yield Partners, LP (“WHHYP”) is deemed to beneficially own 6,038,717 shares of our common stock as a result of its indirect ownership of the Notes and the underlying shares of common stock. Whitebox Hedge High Yield Fund, LP (“WHHYFLP”) is deemed to beneficially own 6,038,717 shares of our common stock as a result of its indirect ownership of the Notes. Whitebox Hedged High Yield

Fund, LP (“WHHYFLTD”) is deemed to beneficially own 6,038,717 shares of our common stock as a result of its indirect ownership of the Notes and the underlying shares of common stock. As a result of the foregoing relationship, each of Whitebox, WHHYA, WHHYFLP and WHHYFLTD may be deemed to possess indirect beneficial ownership of the shares of our common stock held by WHYYP and other investment advisory client. Each of Whitebox, WHHYA, WHHYFLP and WHHYFLTD may also be deemed to possess indirect beneficial ownership of the shares of our common stock issuable upon the conversion of the Notes held by WHYYP and other investment advisory clients. Whitebox, WHHYA, WHHYFLP and WHHYFLTD each disclaim indirect beneficial ownership of the shares of our common stock, except to the extent of their pecuniary interest in such shares. Based on the relationships described herein, these entities may also be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act; however, this statement shall not be construed as an admission that Whitebox, WHHYA, WHHYP, WHHYFLP and WHHYFLTD are a group, or have agreed to act as a group. The foregoing information is based upon the Schedule 13G filed with the SEC on February 14, 2008 by Whitebox, WHHYA, WHHYP, WHHYFLP and WHHYFLTD, as joint filers.

(20)	Beneficial owners’ address is c/o Ramius Capital Group, L.L.C., 666 Third Avenue, 25th floor, New York, NY 10017
(21)	Ramius Capital Group, L.L.C. (“Ramius Capital”) (i) acts as the investment advisor of RCG Latitude Master Fund, Ltd. (“RCG Latitude”), which directly or indirectly holds $975,000 principal amount of the Notes, which are convertible into 1,354,275 shares of our common stock and (ii) is the sole member of Ramius Advisors, LLC, (“Ramius Advisors”), which acts as the investment advisor of RCG PB, Ltd. (“RCG PB”), which directly or indirectly holds $525,000 principal amount of the Notes, which are convertible into 729,225 shares of our common stock. As the investment advisor of RCG PB, Ramius Advisors may be deemed to beneficially own the $525,000 principal amount of the Notes directly or indirectly held by RCG PB. As the investment advisor of RCG Latitude and as the sole member of Ramius Advisors, Ramius Capital may be deemed to beneficially own the principal amount of the Notes directly or indirectly held by each of RCG Latitude and RCG PB. As the managing member of Ramius Capital, C4S & Co., L.L.C. (“C4S”) may be deemed to beneficially own the principal amount of the Notes directly or indirectly held by each of RCG Latitude and RCG PB. As the managing members of C4S, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the principal amount of the Notes directly or indirectly held by each of RCG Latitude and RCG PB. Each joint filer disclaims beneficial ownership of these securities except to the extent of its pecuniary interest, and this report shall not be deemed to be an admission that any joint filer is the beneficial owner of these securities for purposes of Section 16 of the Exchange Act or for any other purpose. The foregoing information is based upon the Schedule 13G dated October 1, 2007 and the Forms 3 and 4 filed with SEC on October 16, 2007 by Ramius Capital RCG Latitude, Ramius Advisors, RCG PB, C4S and each of Messrs. Cohen, Stark, Solomon and Strauss, as joint filers.
(22)	Beneficial Owner’s address is 242 4th Street, Lakewood, NJ 08701.
(23)	Represents 3,000,000 shares of our common stock underlying warrants exercisable at $0.50 per share granted to holder in connection with monies advanced to us, evidenced by a debenture in the principal amount of $1.7 million, bearing interest at 16% per annum, which debenture was repaid by us in full on April 12, 2007.

Certain Relationships and Related Party Transactions

Relationships and Related Transactions.

As previously disclosed on our Current Report on Form 8-K filed with the SEC on January 29, 2007, on January 26, 2007 then Chairman and Chief Executive Officer Barrie Damson and Alan Gaines, a director, each made a loan of $50,000 to us to be used for our short-term working capital needs and evidenced by promissory notes. The notes accrued interest at an annual rate of six percent (6%) and matured, as extended by amendment dated April 10, 2007, on the earlier to occur of (i) the date on which we close an equity offering in which we obtain gross proceeds in excess of three million dollars ($3,000,000) or (ii) October 13, 2010. On October 1,

2007, we repaid the outstanding principal amount of $50,000 plus aggregate accrued interest in the amount of $2,252. Such amounts were repaid from the net proceeds realized by our October 1, 2007 placement to institutional investors of the Notes and our 12.5% Senior Secured Notes due 2012.

Policies and Procedures Regarding Related Party Transactions

A “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

When reviewing and approving the terms and conditions of all related party transactions, members of our Board of Directors other than the Related Party will consider all relevant facts and circumstances available to it to determine whether such related party transaction is in, or is not inconsistent with, our best interests, including, without limitation, (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to our Company; and (e) the aggregate value of the transaction.

There were no transactions in 2007 which required review, approval or ratification by our Board of Directors as a Related Party Transaction other than the above-described loan to the Company on January 26, 2007.

ADDITIONAL INFORMATION

Other Business

We know no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

Availability of Accountants at Annual Meeting

Malone & Bailey, PC served as our independent registered public accounting firm providing auditing and financial services during fiscal 2007. We expect that representatives of Malone & Bailey, PC will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Deadlines for receipt of stockholder proposals

A stockholder who intended to present business at the 2008 annual stockholder meeting, including pursuant to Rule 14a-8, must have given written notice to our Company’s Secretary reasonably in advance of the day corresponding to the date of mailing of our proxy materials. Therefore, because we anticipate mailing our current proxy statement on June     , 2008, in connection with our 2008 annual stockholder meeting we must have received notice of any submitted stockholder proposal(s) no later than April 12, 2008.

Stockholder proposals that are intended to be included in our proxy statement for the 2009 annual meeting pursuant to Proxy Rule 14a-8 must be received by us no later than February 10, 2009 and must otherwise comply with that rule.

By order of the Board of Directors,

Patrick H. McGarey Secretary

June     , 2008

BASELINE OIL & GAS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas R. Kaetzer and Patrick H. McGarey, or either of them, as proxy, with full power of substitution, to represent the undersigned at the 2008 annual meeting of stockholders to be held at the corporate offices of Baseline Oil & Gas Corp., 411 North Sam Houston Parkway East, 4th floor, Houston, Texas, 77060 on July 9, 2008 at 10:00 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

BASELINE OIL & GAS CORP.

July 9, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

20700000000000000000 1	071007

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees (Proposal 1) and FOR the approval and adoption of the amendment to the Articles of Incorporation, (Proposal 2).
NOMINEES: o Thomas R. Kaetzer o Richard d’Abo o Alan D. Gaines
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY

An abstention or “broker non-vote” will have the same effect as a vote AGAINST approval and adoption of the Proposal 2 Amendment of the Articles of Incorporation.

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

FOR ALL NOMINEES

☐ FOR ALL EXCEPT
(See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. Amendment of the Articles of Incorporation to increase the number of authorized shares of common stock from 140,000,000 to 300,000,000. ☐ FOR ☐ AGAINST ☐ ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.